Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2014 relating to the consolidated and combined financial statements and financial statement schedule of Rouse Properties, Inc. (the “Company”) and the effectiveness of Rouse Properties, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rouse Properties, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

New York, New York
June 30, 2014